Exhibit 99.1

Press Release dated November 17, 2009 relating to share repurchase authorization

[See Attached]

Contact:         Jane W. McCahon, Vice President, Corporate Relations

                        (312) 592-5379 jane.mccahon@teldta.com

                        Julie D. Mathews, Manager, Investor Relations

                        (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE:  IMMEDIATE

U.S. cellular Announces new stock repurchase program

Up to 1.3 million shares per year

CHICAGO – Nov. 17, 2009 – United States Cellular Corporation [NYSE: USM] today announced that its board of directors approved a new stock repurchase authorization for the repurchase of up to 1.3 million shares per calendar year, as market conditions permit. The primary reason for the new authorization is to offset future dilution from benefit and compensation plans.

The new stock repurchase program enables the company to add shares not purchased in a given year to the number of shares that can be purchased in subsequent years and has no expiration date.  It replaces the existing Limited Authorization, which permitted U.S. Cellular to repurchase up to five percent of the public float in any 12-month period.  The Limited Authorization will be terminated at the end of this year.

About U.S. Cellular®

United States Cellular Corporation, the nation's fifth-largest, full-service wireless carrier, provides a comprehensive range of wireless products and services, excellent customer support, and a high-quality network to approximately 6.1 million customers in 26 states. The Chicago-based company employed approximately 8,700 full-time equivalent associates as of Sept. 30, 2009. At the end of the quarter, Telephone and Data Systems, Inc. owned 82 percent of U.S. Cellular.

Visit www.uscellular.com for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information, and more.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates, and expectations. These statements are based on current estimates, projections, and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of the company to successfully manage and grow its markets; the recent credit crisis affecting financial markets, and its effects on the overall economy; competition; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded our debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets; pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; changes in customer growth rates, average monthly revenue per unit, churn rates, roaming revenue and terms, the availability of handset devices, or the mix of products and services offered by the company; and the ability to obtain or maintain roaming arrangements with other carriers. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by U.S. Cellular to furnish this press release to the SEC, which are incorporated by reference herein.

##